EXHIBIT 99.1


             NATIONAL COAL CORP. REPORTS SECOND QUARTER 2007 RESULTS


Monday August 20, 8:00 am ET

-- REVENUES FOR SECOND QUARTER 2007 TOTALED APPROXIMATELY $18.9 MILLION, DOWN 21.6% FROM $24.1 MILLION EARNED IN THE SECOND QUARTER 2006 AND DOWN 1.0% FROM $19.0 MILLION EARNED IN THE FIRST QUARTER 2007.

-- COAL TONS SOLD TOTAL APPROXIMATELY 372,341 TONS, DOWN 18.3% FROM 455,548 TONS SOLD IN THE SECOND QUARTER 2006 AND UP 1.1% FROM 368,332 TONS SOLD IN THE FIRST QUARTER 2007.

-- COST OF SALES DECLINED 14.8% IN TOTAL, BUT INCREASED $2.01 ON A PER TON BASIS DURING THE THREE MONTHS ENDED JUNE 30, 2007 AS COMPARED TO THE SAME PERIOD IN 2006. COST OF SALES INCREASED 3.9% IN TOTAL AND $1.41 PER TON DURING THE THREE MONTHS ENDED JUNE 30, 2007 WHEN COMPARED TO THE FIRST QUARTER 2007.

KNOXVILLE, Tenn.--(BUSINESS WIRE)--National Coal Corp. (Nasdaq:NCOC - NEWS), a Central Appalachian coal producer, reports that during the three months ended June 30, 2007, it generated total revenues of $18.9 million primarily through the sale of 372,341 tons of coal. During the three months ended June 30, 2007, the Company produced 243,703 tons and purchased 109,466 tons of coal. In the second quarter of 2006, the Company reported total revenues of $24.1 million primarily through the sale of 455,548 tons of coal. That same quarter, National Coal produced 364,362 tons and purchased 89,856 tons of coal.

National Coal reports increased net and operating losses as compared to the second quarter 2006 and the first quarter 2007. The operating loss for the three months ended June 30, 2007, increased to $4.7 million as compared to the loss of $3.5 million reported in the same prior-year period. As compared to the first quarter 2007, the operating loss increased $0.4 million from the then $4.3 million operating loss reported. Net loss for the three months ended June 30, 2007, increased 32.7% to $6.5 million as compared to the $4.9 million loss reported in the same prior-year period, and by 8.3% relative to the $6.0 million loss reported in the first quarter of 2007.

At June 30, 2007, we had cash and cash equivalents of approximately $5.5 million and negative working capital of approximately $1.2 million. Net cash flows used in operations for the six months then ended highlighted improvement in operating efficiency and sales effectiveness during the period, totaling approximately $7.1 million, of which $5.4 million and $1.7 million related to the first and second quarters, respectively. However, the Company's operations do not generate positive cash flow and the ability to do so during the remainder of 2007 is dependent upon generating spot sales at reasonable prices and additional improvements to operating efficiency.

Daniel A. Roling, President and CEO of National Coal, said, "Recent market conditions have not been conducive to selling coal at a profit, therefore, we have chosen to reduce production and sales in order to conserve our coal reserves. Unfortunately, this has negatively impacted our year-to-date 2007 financial results. Looking forward, there are signs that the coal market may strengthen, including increased electricity generation, normal summer weather, strong international demand, and declining Central Appalachian coal production."

The decrease in revenue from coal sales for the three months ended June 30, 2007, as compared to the same period in 2006, was the result of a decline in sales volume coupled with a $2.11 per ton decline in the average sales price. Other revenues, consisting primarily of fees charged to another coal producer for use of the Company's train loading facilities, represented approximately 0.8% of total revenues, slightly lower than the prior-year period at 1.0%.

Adjusted EBITDA for the three months ended June 30, 2007 totaled a loss of approximately $0.8 million compared to a positive $0.9 million in the year-ago quarter and a positive $0.03 million during the first quarter of 2007.

Cost of sales declined $3.2 million or 14.8% during the three months ended June 30, 2007, as compared to the same three month period in 2006. The primary reason for the decrease in total cost of sales was an 18.3% reduction in volume of coal sold during the period. Coal produced during the quarter totaled 243,703 tons, a decline of 33.1% from the prior year period and 19.0% from the preceding quarter. This was a direct result of a decision by management to reduce production during a weak market. Cost of sales per ton increased by $2.01 per ton versus the same three month period in 2006. Increases in cost of sales per ton include a 265.8% increase in costs associated with idle facilities. These included a mine, a railroad, a highwall miner, and a newly renovated preparation facility. Additionally, a major portion of the quarter was spent retrieving the cutter head and support beams for our highwall miner in Tennessee. The cutter head was trapped in the coal seam two hundred and eighty feet from the point of entry. The cutter head and five beams have been retrieved; however, the cost of retrieval and related repair expensed during the second quarter totaled $308,750.

The Company experienced a 25.1% decrease in general and administrative expenses for the three months ended June 30, 2007, as compared to the same period in 2006. This is primarily attributable to a reduction in corporate positions resulting in a 17.5%, or approximately $135,000, reduction in salaries and related expenses, a 35.2%, or approximately $115,000, reduction in stock-based compensation expense, and an approximate $100,000 reduction in security expense.

During the quarter, two preferred shareholders converted 198.7 shares of Series A Cumulative Convertible Preferred Stock to shares of the Company's common stock. The Company provided an inducement of 74,169 shares of common stock to one preferred shareholder and cash of $47,485 to the other preferred shareholder. The combined value of these inducements, totaling approximately $424,309, has been reflected in the Company's financial statements as an increase in net loss attributable to common shareholders.

National Coal will be opening a new highwall mine in Kentucky during the third quarter which is expected to produce approximately 20,000 tons per month. The Company has recently obtained two permits from the State of Kentucky which will make it possible to keep the miner employed for at least the next three years. The production from this mine will absorb the approximately $545,000 of quarterly lease and insurance costs associated with the currently idle high wall mining equipment and other fixed costs and is expected to provide a positive contribution for the remainder of the year.

National Coal is progressing with due diligence and the financing process for the Mann Steel Products, Inc. transaction. The conditions required to consummate the transaction, as delineated in our June 22, 2007 press release, are still open.

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee and Southeastern Kentucky. Currently, National Coal employs about 230 people and produces coal from mines in Tennessee and in Kentucky. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States. For more information visit www.nationalcoal.com.

Information about Forward Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance.
Examples of forward looking-statements include anticipated benefits of capital improvements and new mines and an anticipated strengthening coal market in the future. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: (i) the worldwide demand for coal; (ii) the price of coal; (iii) the price of alternative fuel sources; (iv) the supply of coal and other competitive factors; (v) the costs to mine and transport coal; (vi) the ability to obtain new mining permits; (vii) the costs of reclamation of previously mined properties; (viii) the risks of expanding coal production; (ix) the ability to bring new mining properties on-line on schedule; (x) industry competition; (xi) our ability to continue to execute our growth strategies; and (xii) general economic conditions. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

                               NATIONAL COAL CORP.
                              CALCULATION OF EBITDA
                                   (UNAUDITED)


EBITDA is defined as net loss plus (i) other (income) expense, net, (ii) interest expense, (iii) depreciation, depletion, accretion and amortization minus (iv) interest income. Adjusted EBITDA is defined as EBITDA plus stock-based compensation expense. We present EBITDA and Adjusted EBITDA to enhance understanding of our operating performance. We use EBITDA and Adjusted EBITDA as a criteria for evaluating our performance relative to that of our peers, including measuring our cost effectiveness and return on capital, assessing our allocations of resources and production efficiencies and making compensation decisions. We believe that EBITDA and Adjusted EBITDA are operating performance measures that provide investors and analysts with a measure of our operating performance and permits them to evaluate our cost effectiveness and production efficiencies relative to competitors. However, EBITDA and Adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to other similarly titled measures of other companies. EBITDA and Adjusted EBITDA should not be considered as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows. The following reconciles our net loss to EBITDA and Adjusted EBITDA:

                                          Three Months Ended June 30,       Six Months Ended June 30,
                                         ----------------------------    ----------------------------
                                             2007            2006            2007            2006
                                         ------------    ------------    ------------    ------------
Net loss .............................   $ (6,539,739)   $ (4,897,582)   $(12,501,257)   $(12,576,476)
Other (income) expense, net ..........       (343,002)       (506,774)       (752,293)       (847,652)
Interest expense .....................      2,216,205       1,859,189       4,320,553       3,728,033
Depreciation, depletion, amortization,
   and accretion .....................      3,664,059       4,081,510       7,292,655       7,913,746
                                         ------------    ------------    ------------    ------------
EBITDA ...............................   $ (1,002,477)   $    536,343    $ (1,640,342)   $ (1,782,349)
Stock based compensation expense(1) ..        240,264         355,092         909,632         703,940
                                         ------------    ------------    ------------    ------------
Adjusted EBITDA ......................   $   (762,213)   $    891,435    $   (730,710)   $ (1,078,409)
                                         ============    ============    ============    ============

(1) Includes $434,493 non-cash expense attributable to immediately exercisable options sold to the President and CEO by the Chairman of the Company's Board of Directors who is also the former President and CEO. The options, purchased for $10, allow for the purchase of 400,000 shares of National Coal common stock at an exercise price of $7.00 per share until December 31, 2008. The provisions of SFAS 123(R), SHARE-BASED PAYMENT, require recognition of a capital contribution and compensation expense at fair value for share-based payments awarded to an employee by a related party.

                               NATIONAL COAL CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                     JUNE 30,      DECEMBER 31,
                                                                       2007            2006
                                                                   ------------    ------------
ASSETS
Current assets
   Cash and cash equivalents ...................................   $  5,499,314    $  2,180,885
   Accounts receivable .........................................      1,709,610       3,712,779
   Inventory ...................................................      3,680,341       2,221,742
   Prepaid and other current assets ............................        624,270         867,247
                                                                   ------------    ------------
     Total current assets ......................................     11,513,535       8,982,653

   Assets held for sale ........................................           --           640,649
   Property, plant, equipment and mine development, net ........     51,350,917      55,837,627
   Deferred financing costs ....................................      2,835,573       2,856,534
   Restricted cash .............................................     17,604,884      17,246,751
   Other non-current assets ....................................        861,849         427,516
                                                                   ------------    ------------
     Total assets ..............................................   $ 84,166,758    $ 85,991,730
                                                                   ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
   Current maturities of long-term debt ........................   $  3,235,822    $  4,720,671
   Current installments of obligations under capital leases ....        194,855         351,668
   Current portion of asset retirement obligations .............      1,214,517       1,378,967
   Accounts payable and accrued expenses .......................      8,105,043      11,981,495
                                                                   ------------    ------------
     Total current liabilities .................................     12,750,237      18,432,801

   Long-term debt, less current maturities, net of discount ....     63,840,860      62,093,134
   Obligations under capital leases, less current installments..        120,309         321,071
   Asset retirement obligations, less current portion ..........      6,094,528       5,835,927
   Deferred revenue ............................................        883,808       1,032,426
   Other non-current liabilities ...............................        344,770         199,430
                                                                   ------------    ------------
     Total liabilities .........................................     84,034,512      87,914,789
                                                                   ------------    ------------

Commitments and contingencies (Note 13)

Stockholders' equity (deficit)
   Series A convertible preferred stock, $.0001 par value; 8%
     coupon; 1,611 shares authorized; 503.88 and 782.54 shares
     issued and outstanding at June 30, 2007 and December 31,
     2006, respectively ........................................           --              --
   Common stock, $.0001 per value; 80 million shares authorized;
     20,152,998 and 16,340,744 shares issued and outstanding
     at June 30, 2007 and December 31, 2006, respectively ......          2,015           1,634
   Additional paid-in capital ..................................     57,628,991      42,049,703
   Accumulated deficit .........................................    (57,498,760)    (43,974,396)
                                                                   ------------    ------------
     Total stockholders' equity (deficit) ......................        132,246      (1,923,059)
                                                                   ------------    ------------
     Total liabilities and stockholders' equity (deficit) ......   $ 84,166,758    $ 85,991,730
                                                                   ============    ============

                               NATIONAL COAL CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                       THREE MONTHS                     SIX MONTHS
                                                      ENDED JUNE 30,                  ENDED JUNE 30,
                                               ----------------------------    ----------------------------
                                                   2007            2006            2007            2006
                                               ------------    ------------    ------------    ------------
Revenues
  Coal sales ...............................   $ 18,729,218    $ 23,877,070    $ 37,543,116    $ 44,114,840
  Other revenues ...........................        153,227         248,085         374,275         479,047
                                               ------------    ------------    ------------    ------------
   Total revenues ..........................     18,882,445      24,125,155      37,917,391      44,593,887
                                               ------------    ------------    ------------    ------------

Expenses
  Cost of sales ............................     18,309,912      21,487,485      35,903,825      42,218,201
  Depreciation, depletion, amortization
   and accretion ...........................      3,664,058       4,081,510       7,292,655       7,913,746
  General and administrative ...............      1,575,011       2,101,327       3,653,908       4,158,035
                                               ------------    ------------    ------------    ------------
   Total operating expenses ................     23,548,981      27,670,322      46,850,388      54,289,982
                                               ------------    ------------    ------------    ------------

Operating loss .............................     (4,666,536)     (3,545,167)     (8,932,997)     (9,696,095)
                                               ------------    ------------    ------------    ------------

Other income (expense)
  Interest expense .........................     (2,216,205)     (1,859,189)     (4,320,553)     (3,728,033)
  Other income (expense), net ..............        343,002         506,774         752,293         847,652
                                               ------------    ------------    ------------    ------------
   Total other income (expense) ............     (1,873,203)     (1,352,415)     (3,568,260)     (2,880,381)
                                               ------------    ------------    ------------    ------------

Net loss ...................................   $ (6,539,739)   $ (4,897,582)   $(12,501,257)   $(12,576,476)
                                               ------------    ------------    ------------    ------------

Preferred stock dividend ...................        (91,968)       (122,287)       (299,843)       (362,886)

Preferred stock deemed dividend ............     (1,023,106)           --        (1,023,106)           --
                                               ------------    ------------    ------------    ------------

Net loss attributable to common shareholders   $ (7,654,813)   $ (5,019,869)   $(13,824,206)   $(12,939,362)
                                               ============    ============    ============    ============

Basic net loss per common share ............   $      (0.38)   $      (0.34)   $      (0.74)   $      (0.90)
                                               ============    ============    ============    ============

Diluted net loss per common share ..........   $      (0.38)   $      (0.34)   $      (0.74)   $      (0.90)
                                               ============    ============    ============    ============

Weighted average common shares .............     19,970,054      14,881,841      18,763,215      14,318,894
                                               ============    ============    ============    ============

                               NATIONAL COAL CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                               SIX MONTHS
                                                                             ENDED JUNE 30,
                                                                      ----------------------------
                                                                          2007            2006
                                                                      ------------    ------------
Cash Flows from Operating Activities
  Net loss ........................................................   $(12,501,257)   $(12,576,476)
  Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
     Depreciation, depletion, amortization and accretion ..........      7,292,655       7,913,746
     Amortization of deferred financing costs .....................        322,428         286,516
     Amortization of notes discount ...............................        329,378         291,888
     Gain on disposal of assets ...................................       (168,661)       (192,848)
     Loss (gain) on extinguishment of debt ........................         50,720        (269,608)
     Settlement of asset retirement obligations ...................       (335,802)       (626,551)
     Non-cash compensation:
       Stock option expense .......................................        475,139         703,940
       Related party option expense ...............................        434,493            --
     Changes in operating assets and liabilities:
       Decrease in accounts receivable ............................      2,003,169         354,027
       Increase in inventory ......................................     (1,458,600)       (928,186)
       Decrease (increase) in prepaid and other current assets ....        242,976        (343,878)
       Decrease in other non-current assets .......................         58,386            --
       (Decrease) increase in accounts payable and accrued expenses     (3,808,204)      5,902,570
       Decrease in deferred revenue ...............................       (148,618)        (43,220)
       Increase  in other non-current liabilities .................        145,340          44,704
                                                                      ------------    ------------
         Net cash flows (used in) provided by operating activities.     (7,066,458)        516,624
                                                                      ------------    ------------

Cash Flows from Investing Activities
  Capital expenditures ............................................     (1,945,518)    (18,829,806)
  Acquisition deposit .............................................       (250,000)           --
  Proceeds from sale of equipment .................................        878,074         871,330
  Increase in restricted cash .....................................       (358,133)     (8,199,903)
  Increase in prepaid royalties ...................................       (492,719)           --
                                                                      ------------    ------------
     Net cash flows used in investing activities ..................     (2,168,296)    (26,158,379)
                                                                      ------------    ------------

Cash Flows from Financing Activities
  Proceeds from issuance of common ................................     13,950,000         897,018
  Proceeds from exercise of options and warrants ..................           --         1,420,122
  Proceeds from issuance of notes payable .........................        441,077       3,362,316
  Proceeds from borrowings on Term Loan Credit Facility ...........      2,000,000            --
  Repayments on notes payable .....................................     (2,757,915)     (1,923,584)
  Repayments of capital leases ....................................       (657,195)     (2,196,544)
  Payments for deferred financing costs ...........................        (51,467)        (80,931)
  Dividends paid ..................................................       (371,317)        (66,995)
                                                                      ------------    ------------
     Net cash flows provided by financing activities ..............     12,553,183       1,411,402
                                                                      ------------    ------------

NET INCREASE (DECREASE) IN CASH ...................................      3,318,429     (23,965,053)
Cash and cash equivalents at beginning of period ..................      2,180,885      25,434,988
                                                                      ------------    ------------
Cash and cash equivalents at end of period ........................   $  5,499,314    $  1,469,935
                                                                      ============    ============

                               NATIONAL COAL CORP.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                   (UNAUDITED)

                                                                             SIX MONTHS
                                                                           ENDED JUNE 30,
                                                                    ---------------------------
                                                                        2007           2006
                                                                    ------------   ------------
Supplemental disclosures
  Interest paid in cash .........................................   $  3,311,194   $  2,908,114
  Non-cash investing and financing transactions:
      Preferred stock dividends converted to common stock .......         81,370         63,717
      Preferred stock effective dividends .......................      1,023,106           --
      Equipment acquired via installment purchase obligations and
        notes payable ...........................................        250,338           --
      Equipment acquired via capital leases .....................        248,900           --